Exhibit 99.1

GM FINANCIAL REPORTS FIRST QUARTER 2026
OPERATING RESULTS

•First quarter net income of $514 million
•First quarter retail loan and operating lease originations of $12.3 billion
•Earning assets of $123.9 billion at March 31, 2026
•Available liquidity of $35.0 billion at March 31, 2026

FORT WORTH, TEXAS April 28, 2026 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $514 million for the quarter ended March 31, 2026, compared to $460 million for the quarter ended December 31, 2025, and $499 million for the quarter ended March 31, 2025.

Retail loan originations were $8.3 billion for the quarter ended March 31, 2026, compared to $8.4 billion for the quarter ended December 31, 2025, and $9.6 billion for the quarter ended March 31, 2025. The outstanding balance of retail finance receivables was $74.9 billion at March 31, 2026, compared to $75.4 billion at December 31, 2025 and $77.0 billion at March 31, 2025.

Operating lease originations were $4.0 billion for the quarter ended March 31, 2026, compared to $4.2 billion for the quarter ended December 31, 2025 and $5.0 billion for the quarter ended March 31, 2025. Leased vehicles, net was $33.3 billion at March 31, 2026, compared to $33.7 billion at December 31, 2025 and $32.2 billion at March 31, 2025.

The outstanding balance of commercial finance receivables was $15.7 billion at March 31, 2026, compared to $17.4 billion at December 31, 2025 and $16.9 billion at March 31, 2025.

Retail finance receivables 31-60 days delinquent were 2.4% of the portfolio at March 31, 2026 and 2.2% at March 31, 2025. Accounts more than 60 days delinquent were 0.9% of the portfolio at March 31, 2026 and 0.7% at March 31, 2025.

Annualized net charge-offs were 1.5% of average retail finance receivables for the quarter ended March 31, 2026 and 1.2% for the quarter ended March 31, 2025.

The Company had total available liquidity of $35.0 billion at March 31, 2026, consisting of $5.2 billion of cash, cash equivalents and marketable debt securities, $25.8 billion of borrowing capacity under secured credit facilities, $1.0 billion of borrowing capacity under committed unsecured credit facilities, $1.0 billion of borrowing capacity under the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity under the GM Revolving 364-Day Credit Facility.

About GM Financial

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. Additional materials addressing the Company’s results of operations for the quarter ended March 31, 2026 can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended March 31,
	2026	2025
Revenue
Finance charge income	$1,966	$2,025
Leased vehicle income	1,985	1,902
Other income	326	236
Total revenue	4,276	4,164
Costs and expenses
Operating expenses	584	513
Leased vehicle expenses	1,213	1,054
Provision for loan losses	267	328
Interest expense	1,538	1,597
Total costs and expenses	3,602	3,491
Equity income (loss)	14	12
Income (loss) before income taxes	688	685
Income tax expense (benefit)	174	186
Net income (loss)	514	499
Less: cumulative dividends on preferred stock	30	30
Net income (loss) attributable to common shareholder	$485	$470

Amounts may not add due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	March 31, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$5,130	$5,826
Finance receivables, net of allowance for loan losses of $2,723 and $2,725	87,855	90,045
Leased vehicles, net	33,344	33,686
Goodwill and intangible assets	1,179	1,177
Equity in net assets of nonconsolidated affiliates	1,144	1,117
Related party receivables	557	515
Other assets	8,869	8,110
Total assets	$138,078	$140,477
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$46,823	$46,904
Unsecured debt	65,005	67,127
Deferred income	2,395	2,494
Related party payables	119	136
Other liabilities	8,050	8,004
Total liabilities	122,391	124,664
Total shareholders' equity	15,687	15,813
Total liabilities and shareholders' equity	$138,078	$140,477

Amounts may not add due to rounding.

Operational and Financial Data
(Unaudited, Dollars in millions)
Amounts may not add due to rounding

	Three Months Ended March 31,
Originations	2026	2025
Retail finance receivables originations	$8,253	$9,564
Lease originations	4,047	4,984
Total originations	$12,300	$14,548

	Three Months Ended March 31,
Average Earning Assets	2026	2025
Average retail finance receivables	$75,170	$76,940
Average commercial finance receivables	15,764	18,031
Average finance receivables	90,934	94,971
Average leased vehicles, net	33,542	31,941
Average earning assets	$124,477	$126,912

Ending Earning Assets	March 31, 2026	December 31, 2025
Retail finance receivables	$74,893	$75,404
Commercial finance receivables	15,684	17,365
Leased vehicles, net	33,344	33,686
Ending earning assets	$123,922	$126,456

Finance Receivables	March 31, 2026	December 31, 2025
Retail
Retail finance receivables	$74,893	$75,404
Less: allowance for loan losses	(2,664)	(2,656)
Total retail finance receivables, net	72,229	72,748
Commercial
Commercial finance receivables	15,684	17,365
Less: allowance for loan losses	(59)	(68)
Total commercial finance receivables, net	15,625	17,297
Total finance receivables, net	$87,855	$90,045

Allowance for Loan Losses	March 31, 2026	December 31, 2025
Allowance for loan losses as a percentage of retail finance receivables	3.6%	3.5%
Allowance for loan losses as a percentage of commercial finance receivables	0.4%	0.4%

Delinquencies	March 31, 2026	March 31, 2025
Loan delinquency as a percentage of retail finance receivables:
31 - 60 days	2.4%	2.2%
Greater than 60 days	0.9	0.7
Total	3.3%	2.9%

	Three Months Ended March 31,
Charge-offs and Recoveries	2026	2025
Charge-offs	$541	$479
Less: recoveries	(269)	(250)
Net charge-offs	$272	$229
Net charge-offs as an annualized percentage of average retail finance receivables	1.5%	1.2%

	Three Months Ended March 31,
Operating Expenses	2026	2025
Operating expenses as an annualized percentage of average earning assets	1.9%	1.6%

Investor Relations contact:
Meagan Trampe
Vice President, Investor Relations
(817) 302-7385
Investors@gmfinancial.com